SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________


Date of Report (Date of earliest event reported) January 25, 2000

                    BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)


  Pennsylvania                       0-10822                   25-1229323
 (State of other jurisdiction   (Commission File Number)    (IRS Employer
   of incorporation)                                       Identification No.)


      300 Indian Springs Road, Indiana, Pennsylvania 15701
    (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code (412) 349-1811



_________________________________________________________________
                 (Former name or former address,
                  if changes since last report.)







Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.

          Biocontrol Technology, Inc. subsidiary, Diasensor.com, Inc., in conjunction with MicroIslet, Inc, of San Diego, CA, is pleased to announce an alliance that has been initiated with a strategic investment by Diasensor.com into MicroIslet. With an initial equity investment of $500,000, Diasensor.com will receive a 10% stake with an option to purchase an additional 10% in the future. Diasensor.com's investment in MicroIslet demonstrates a commitment of the company and its parent, Biocontrol Technology, to work towards a cure for diabetes and improved quality of life for those who suffer from the disease.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7.   Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired - Not Applicable.
          (b)  Pro Forma Financial Information - Not Applicable.
          (c)  Exhibits - Press Release.

                           SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIOCONTROL TECHNOLOGY, INC.

                                   by  /s/   Fred E. Cooper
                                             Fred E. Cooper, CEO
DATED:  January 25, 2000




                                                 BICO
                                       BIOCONTROL TECHNOLOGY, INC
                            2275 Swallow Hill Road, Building 2500
                                            Pittsburgh, PA  15220
Press Release

Investors                                              Media
Diane McQuaide                                         Susan Taylor
1.412.429.0673  phone                                  1.412.429.0673 phone
1.412.279.9690  fax                                    1.412.279.5041 fax

   BIOCONTROL TECHNOLOGY, INC.'S SUBSIDIARY, DIASENSOR.COM, INVESTS
         IN MICROISLET, INC. TO FIND A CURE FOR DIABETES


     Pittsburgh, PA - January 25, 2000 - Biocontrol Technology, Inc. (OTCBB:BICO) subsidiary, Diasensor.com, Inc., in conjunction with MicroIslet, Inc. of San Diego, CA, is pleased to announce an alliance that has been initiated with a strategic investment by Diasensor.com into MicroIslet. With an initial equity investment of $500,000, Diasensor.com will receive a 10% stake with an option to purchase an additional 10% in the future.

     MicroIslet has licensed several technologies from Duke University that have been developed over the last decade by Dr. Emmanuel Opara, Ph.D., Director of Islet Transplant Research at the Duke Medical Center. The Duke/MicroIslet technology is unique in that it is a comprehensive multi-disciplinary system developed with the goal of curing insulin dependent diabetes. Optimization of the microencapsulated islet for transplantation is the focus of the Duke/MicroIslet effort. Dr. Opara and his staff have demonstrated a proprietary methodology for the isolation, culture, storage, and immunoprotection of islet cells.

     Diasensor.com's investment in MicroIslet demonstrates a commitment of the company and its parent, Biocontrol Technology, to work towards a cure for diabetes and improved quality of life for those who suffer from the disease. Diasensor.com owns the patent, marketing and distribution rights to the Diasensorr2000 noninvasive glucose monitor currently in the FDA approval process. Biocontrol Technology developed and manufactures the monitor.

     More than 16 million people in the U.S. are currently living with diabetes, and approximately 4 million of these people require daily insulin therapy to help them manage their disease. People with Type I diabetes do not produce any insulin because the insulin producing beta cells have been destroyed by autoimmune reaction. People with Type I diabetes require self-monitoring of blood glucose, a strict diet, and constant administration of insulin. Although people with Type II diabetes produce some insulin, a significant percentage of these patients also require insulin injections. These populations would benefit the greatest from transplanted islets to restore normally functioning, insulin producing cells instead of only treating symptoms of the disease. It is estimated that in excess of 100 billion dollars is spent annually in the U.S. on both the direct and indirect costs related to diabetes.

      John F. Steel IV, President & CEO of MicroIslet stated that current funding activity is to be used for expanded pre-clinical research in non-human primates at the Duke University Medical Center and other corporate purposes. Mr. Steel, who has Type I diabetes, further commented that reducing or eliminating that need for frequent insulin injections and blood-glucose monitoring would be a major milestone in the day-to-day management of diabetes. "A curative therapy has the potential to dramatically reduce the burden the diabetes epidemic is placing on the national health care system."

      Fred E. Cooper, CEO of Biocontrol Technology, Inc., added that the early stage investment in MicroIslet allows Diasensor.com to expand on its diabetes interests with a technology that may potentially provide a cure for insulin dependent diabetes.

     Biocontrol Technology has its corporate offices in Pittsburgh, PA and is involved in the development and manufacture of biomedical devices and environmental products. Biocontrol owns 52% of Diasensor.com, which is also located in Pittsburgh, PA.






WEBSITE:  www.bico.com
INVESTOR RELATIONS NEWSLINE NUMBER:  1.800.357.6204